Exhibit 99.1

February 18, 2025 - Tony C. McKim, President and Chief Executive Officer of The First Bancorp, Inc., (the “Company”) (Nasdaq: FNLC), and its banking subsidiary, First National Bank, (the “Bank"), announced today that Ingrid Wilbur Kachmar of Southwest Harbor, Maine has been elected to serve as a Director for the Bank and the Company. “On behalf of the Board of Directors and the management team, I welcome Mrs. Kachmar. We look forward to adding Ingrid’s expertise, insight and perspective to the Boards of The First Bancorp and First National Bank.”
Mrs. Kachmar is the Executive Director of the Harbor House Community Service Center, a non-profit organization serving the communities of Mount Desert Island, Maine. Headquartered in Southwest Harbor, Harbor House offers childcare and after school programs for children aged 12 months through 8th grade, a full-service fitness center, sports, recreational and summer camp programs, community events and various social service programs. Ingrid joined the company in 2011.

Outside of her work commitments, Mrs. Kachmar is dedicated to her community, serving as a board member for Acadia Homes for Students and as a member of the Mount Desert Island Non-Profit Alliance. She formerly served as a school board member for Pemetic Elementary School, was on the advisory board for Acadian Youth Sports and MDI Adult and Community Education, as well as served as a board member for the MDI Community Sailing Center.

“Being elected to the Board of Directors for The First Bancorp is truly an honor,” said Kachmar. “I am looking forward to bringing my experience to the table and working alongside the talented team at First National Bank. The Bank’s dedication to serving its communities and the impactful service it offers deeply resonates with my own values of leadership.”

The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $3.13 billion in assets. The Bank provides a complete array of commercial and retail banking services through eighteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.